Free Writing Prospectus pursuant to Rule 433 dated June 16, 2023 / Registration Statement No. 333-269296

STRUCTURED INVESTMENTS

Opportunities in Commodities and U.S. and International Equities

GS Finance Corp.

PLUS Based on the Value of a Basket of an Equity Index and Commodity and Equity ETFs due January 2, 2024

Principal at Risk Securities

The Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated June 16, 2023, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Basket:
	Basket component	Basket component weighting
	Invesco S&P 500® Equal Weight ETF (Bloomberg symbol, “RSP UP Equity”)	25.00%
	iShares® MSCI Emerging Markets ETF (Bloomberg symbol, “EEM UP Equity”)	15.00%
	VanEck Gold Miners ETF (Bloomberg symbol, “GDX UP Equity”)	15.00%
	EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”)	15.00%
	Energy Select Sector SPDR® Fund (Bloomberg symbol, “XLE UP Equity”)	10.00%
	iShares® Silver Trust (Bloomberg symbol, “SLV UP Equity”)	10.00%
	SPDR® S&P® Bank ETF (Bloomberg symbol, “KBE UP Equity”)	10.00%

We refer to each of the Invesco S&P 500® Equal Weight ETF, the iShares® MSCI Emerging Markets ETF, the VanEck Gold Miners ETF, the Energy Select Sector SPDR® Fund, the iShares® Silver Trust and the SPDR® S&P® Bank ETF singularly as a basket ETF and collectively as the basket ETFs, and we refer to the EURO STOXX 50® Index as the basket index and, together with the basket ETFs, as the basket components.

Pricing date:	expected to price on or about June 30, 2023
Original issue date:	expected to be July 6, 2023
Valuation date:	expected to be December 27, 2023
Stated maturity date:	expected to be January 2, 2024
Payment at maturity (for each $1,000 stated principal amount of your PLUS):

If the final basket value is greater than the initial basket value,

$1,000 + the leveraged upside payment, subject to the maximum payment at maturity.

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final basket value is equal to or less than the initial basket value, $1,000 × the basket performance factor

This amount will be equal to or less than the stated principal amount of $1,000 and could be zero.

Leveraged upside payment:	$1,000 × leverage factor × basket percent change
Leverage factor:	200.00%
Maximum payment at maturity (set on the pricing date):	at least $1,095.00 per PLUS (at least 109.50% of the stated principal amount)
Basket percent change:	(final basket value - initial basket value) / initial basket value
Initial basket value:	100
Final basket value:	the basket closing value on the valuation date
Basket closing value:	The basket closing value on any day is the sum of the products of the basket component closing value of each basket component times the applicable multiplier for such basket component on such date.
Basket component closing value:	In the case of each basket component, the closing value of such basket component.
Multiplier:

Each multiplier will be set on the pricing date based on the applicable basket component’s respective initial basket component value so that each basket component will represent its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the PLUS and will equal, for each basket component, (i) the product of the applicable basket component weighting times 100 divided by (ii) the applicable initial basket component value.

Basket performance factor:	final basket value / initial basket value
CUSIP / ISIN:	40057TCH5 / US40057TCH59
Estimated value range:	$900 to $960 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

PLUS Payoff Diagram*

150%
100%
50%
0%
Hypothetical Payment at maturity Amount as % of Face Amount
Leveraged Performance
109.50%
Maximum Payment at
Maturity as % of Stated
principal amount
PLUS
Performance
Basket
Performance
104.75%
0%
50%
100%
150%
Hypothetical Final Basket Level as % of Initial Baslet Level

Hypothetical Final Basket Value (as Percentage of Initial Basket Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
175.000%	109.500%
150.000%	109.500%
110.000%	109.500%
104.750%	109.500%
102.000%	104.000%
101.000%	102.000%
100.000%	100.000%
95.000%	95.000%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

* assumes a maximum payment at maturity of $1,095.00.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components (including historical closing levels of the basket components), the terms of the PLUS and certain risks.

About Your PLUS

The amount that you will be paid on your PLUS at stated maturity is based on the performance of a weighted basket composed of the Invesco S&P 500® Equal Weight ETF (25.00% weighting), the iShares® MSCI Emerging Markets ETF (15.00% weighting), the VanEck Gold Miners ETF (15.00% weighting), the EURO STOXX 50® Index (15.00% weighting), the Energy Select Sector SPDR® Fund (10.00% weighting), the iShares® Silver Trust (10.00% weighting) and the SPDR® S&P® Bank ETF (10.00% weighting), as measured from the pricing date to and including the valuation date.

The return on your PLUS is linked, in part, to the performances of the Invesco S&P 500® Equal Weight ETF, the iShares® MSCI Emerging Markets ETF, the VanEck Gold Miners ETF, the Energy Select Sector SPDR® Fund and the SPDR® S&P® Bank ETF (each, an ETF), and not to that of the S&P 500® Equal Weight Index, the MSCI Emerging Markets Index, the NYSE Arca Gold Miners Index, the Energy Select Sector Index or the S&P Banks Select Industry Index (each, an underlying index) on which the respective ETFs are based.

The initial basket value is 100, and the final basket value will equal the sum of the products, as calculated separately for each basket component, of: (i) the final basket component value multiplied by (ii) the applicable multiplier. The multiplier will equal, for each basket component, the quotient of (i) the weighting of such basket component multiplied by 100 divided by (ii) the initial basket component value.

At maturity, if the final basket value is greater than the initial basket value of 100, the return on your PLUS will be positive and equal to the product of the leverage factor of 200% multiplied by the basket percent change, subject to the maximum payment of at least $1,095.00 per PLUS (set on the pricing date). If the final basket value is less than the initial basket value, you will lose a portion of your investment.  Declines in one or more basket components may offset increases in the other basket components. Due to the unequal weighting of each basket component, the performances of the basket components with greater weights will have a significantly larger impact on the return on your PLUS than the performances of the basket components with lesser weights.

The PLUS are for investors who seek the potential to earn 200% of any positive return of the basket, subject to the maximum payment at maturity, are willing to forgo interest payments and are willing to risk losing their entire investment if the final basket value has declined from the initial basket value.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 34, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 34, general terms supplement no. 8,999 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 34, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•	Preliminary pricing supplement dated June 16, 2023
•	General terms supplement no. 8,999 dated February 13, 2023
•	Underlier supplement no. 34 dated June 9, 2023
•	Prospectus supplement dated February 13, 2023
•	Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components (including historical closing levels of the basket components), the terms of the PLUS and certain risks.

RISK FACTORS

An investment in the PLUS is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying underlier supplement no. 34, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 34, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your PLUS are a riskier investment than ordinary debt securities. Also, your PLUS are not equivalent to investing directly in the basket component stocks, i.e., with respect to a basket component to which your PLUS are linked, the stocks comprising such basket component. You should carefully consider whether the offered PLUS are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪	Your PLUS Do Not Bear Interest
▪	You May Lose Your Entire Investment in the PLUS
▪	The PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Return on Your PLUS Will Be Limited
▪	The Lower Performance of One Basket Component May Offset an Increase in Any Other Basket Component
▪	The Return on Your PLUS Will Not Reflect Any Dividends Paid on the Basket ETFs or the Basket Component Stocks
▪

The Estimated Value of Your PLUS At the Time the Terms of Your PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your PLUS

▪	The Amount Payable on Your PLUS Is Not Linked to the Basket Component Closing Values of the Basket Components at Any Time Other than the Valuation Date
▪	The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors
▪	Your PLUS May Not Have an Active Trading Market
▪	If the Values of the Basket Components Change, the Market Value of Your PLUS May Not Change in the Same Manner
▪

Investing in the PLUS is Not Equivalent to Investing in the Basket ETFs or the Basket Components; You Have No Shareholder Rights or Rights to Receive Any Shares of the Basket ETFs or Any Basket Component Stock

▪	We May Sell an Additional Aggregate Stated Principal Amount of the PLUS at a Different Issue Price
▪

If You Purchase Your PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the PLUS Will be Negatively Affected

Risks Related to Conflicts of Interest

▪	Other Investors May Not Have the Same Interests as You
▪

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the PLUS

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the PLUS

Additional Risks Related to the Invesco S&P 500® Equal Weight ETF, the iShares® MSCI Emerging Markets ETF, the VanEck Gold Miners ETF, the Energy Select Sector SPDR® Fund and the SPDR® S&P® Bank ETF

▪

Except to the Extent that the Common Stock of The Goldman Sachs Group, Inc. Is One of the Common Stocks Currently Held by a Basket ETF and One of the Common Stocks that Comprise Its Index, and Except to the Extent that GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of a Basket ETF, There Is No Affiliation Between the Basket Component Investment Advisor of Such Basket ETF or Its Basket Component Publisher and Us

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components (including historical closing levels of the basket components), the terms of the PLUS and certain risks.

▪

The Policies of the Basket Component Investment Advisor of the Basket ETFs and of the Publisher of the Underlying Index Tracked By Any Basket ETF Could Affect the Amount Payable on Your PLUS and Their Market Value

▪

There Is No Assurance That an Active Trading Market Will Continue For the Basket ETFs or That There Will Be Liquidity in Any Such Trading Market; Further, the Basket ETFs Are Subject to Management Risks, Securities Lending Risks and Custody Risks

▪	Each Basket ETF and Its Underlying Index are Different and the Performance of Each Basket ETF May Not Correlate With the Performance of Its Underlying Index

Additional Risks Related to the EURO STOXX 50® Index

▪

The Policies of the Basket Component Publisher of the EURO STOXX 50® Index and Changes That Affect the EURO STOXX 50® Index or the Basket Component Stocks Comprising the EURO STOXX 50® Index Could Affect the Payment at Maturity and the Market Value of the PLUS

Additional Risks Related to the iShares® MSCI Emerging Markets ETF, the VanEck Gold Miners ETF and the EURO STOXX 50® Index

▪	An Investment in the Offered PLUS Is Subject to Risks Associated with Foreign Securities
▪

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of a Basket Component with Basket Component Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the PLUS

Additional Risks Related to the iShares® MSCI Emerging Markets ETF and the VanEck Gold Miners ETF

▪	Your Investment in the PLUS Will Be Subject to Foreign Currency Exchange Rate Risk

Additional Risks Related to the VanEck Gold Miners ETF

▪	The VanEck Gold Miners ETF is Concentrated in Gold and Silver Mining Companies and Does Not Provide Diversified Exposure
▪	The VanEck Gold Miners ETF May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Additional Risks Related to the Energy Select Sector SPDR® Fund

▪	The Energy Select Sector SPDR® Fund is Concentrated in the Energy Sector and Does Not Provide Diversified Exposure
▪	The Energy Select Sector SPDR® Fund May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Additional Risks Related to the iShares® Silver Trust

▪	The Policies of the Basket Component Investment Advisor of the iShares® Silver Trust Could Affect the Amount Payable on Your PLUS and Their Market Value
▪

There is No Assurance That an Active Trading Market Will Continue for the iShares® Silver Trust or That There Will Be Liquidity in Any Such Trading Market; Further, the iShares® Silver Trust Is Subject to Custody Risks

▪	The iShares® Silver Trust is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure
▪	The Price of the iShares® Silver Trust is Linked to the Price of Silver, Which May Change Unpredictably and Affect the Value of the PLUS in Unforeseeable Ways
▪	Investing in PLUS Linked to the iShares® Silver Trust is Not the Same as Investing Directly in Silver
▪	An Investment in the PLUS is Subject to Risks Associated with the London Bullion Market
▪	Termination of the iShares® Silver Trust Could Adversely Affect the Value of the PLUS
▪	The Correlation Between the Performance of the iShares® Silver Trust and the Price of Silver May Be Imperfect
▪	Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your PLUS
▪	Ongoing Commodities-Related Regulatory Investigations And Private Litigation Could Affect Prices for Commodities, Which Could Adversely Affect Your PLUS

Additional Risks Related to the SPDR® S&P® Bank ETF

▪	The SPDR® S&P® Bank ETF is Concentrated in Banking Companies and Does Not Provide Diversified Exposure

Risks Related to Tax

▪	The Tax Consequences of an Investment in Your PLUS Are Uncertain
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the PLUS to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components (including historical closing levels of the basket components), the terms of the PLUS and certain risks.

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

▪	Past Performance is No Guide to Future Performance
▪	The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪	The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
▪	With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection

Risks Related to Conflicts of Interest

▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 34:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪

If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

Additional Risks Relating to Securities Linked to Underliers Denominated in Foreign Currencies or that Contain Foreign Stocks

▪	Even Though Currencies Trade Around-The-Clock, Your Securities Will Not

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components (including historical closing levels of the basket components), the terms of the PLUS and certain risks.

The following risk factors are discussed in greater detail in the accompanying prospectus:

▪	Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements
▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

For details about the license agreement between the basket component publisher for the EURO STOXX 50® Index and the issuer, see “The Underliers - the EURO STOXX 50® Index” on page S-32 of the accompanying underlier supplement no. 34.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the PLUS, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components (including historical closing levels of the basket components), the terms of the PLUS and certain risks.